UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

World Am, Inc.
(Name of Registrant as Specified In Its Charter)

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World Am, Inc.
4340 Von Karman Avenue
Suite 200
Newport Beach, CA 92660

August 18, 2008

To: The Holders of the Common Stock of World Am, Inc.

Re: Action by Written Consent in Lieu of Meeting of Stockholders

This Information Statement is furnished by the Board of Directors of World Am, Inc., a Nevada corporation (the “Company”), to holders of record of the Company’s common stock, $0.0001 par value per share, at the close of business on July 21, 2008. The purpose of this Information Statement is to inform the Company’s stockholders of certain actions taken by the written consent of the holders of a majority of the Company’s common stock, dated as of July 17, 2008. This Information Statement shall be considered the notice required under Section 78.370 of the Nevada Revised Statutes.

The actions taken by the Company’s stockholders will become effective on or about September 12, 2008 and are more fully described in the Information Statement accompanying this Notice.

Under the rules of the Securities and Exchange Commission, the amendment to the Articles of Incorporation and the Reverse Split cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company..

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter that will be described herein.

By Order of the Board of Directors

By:	/s/ Robert A. Hovee
Robert A. Hovee, Chief Executive Officer
August 18, 2008 Newport Beach, California

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to the Company’s stockholders by the Board of Directors to notify them about action that the holders of a majority of the Company’s outstanding voting stock have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on July 17, 2008.

Copies of this Information Statement are first being sent on or before August 22, 2008 to the holders of record on July 21, 2008 of the outstanding shares of the Company’s Common Stock.

General Information

Stockholders of the Company owning a majority of the Company’s outstanding voting stock have approved the following actions (the “Actions”) by written consent dated July 17, 2008, in lieu of a special meeting of the stockholders:

1.
The prospective amendment to the Articles of Incorporation of the Company to effectuate a reverse stock split of the issued and outstanding shares of Common Stock at a ratio of up to 1-for-10 shares; and

2.	To adopt the First Amended and Restated Articles of Incorporation for the purpose of consolidating previous amendments to the Company’s Articles of Incorporation.

The Company anticipates that the action contemplated herein will be effected on or about the open of business on September 12, 2008.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Nevada Revised Statutes (“NRS”) are afforded to the Company’s stockholders as a result of the approval of the Actions.

Vote Required

The vote which was required to approve the above Actions was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held. Each share of our Series B Convertible Preferred Stock is entitled to the number of votes that holders of 1% of our outstanding common shares at the time of vote would be entitled to vote. For the purposes of this calculation, our outstanding common shares will including any outstanding common stock equivalents such as unexercised warrants, options and convertible securities.

The record date for purposes of determining the number of outstanding shares of voting stock of the Company, and for determining stockholders entitled to vote, was the close of business on July 21, 2008 (the “Record Date”). As of the Record Date, the Company has Common Stock and Series B Convertible Preferred Stock as the Company’s only issued and outstanding classes of voting stock. As of the Record Date, the Company had 1,376,678,589 shares of Common Stock outstanding and 55 shares of Series B Preferred Stock outstanding. Holders of the Common Stock have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is Island Stock Transfer, 100 2nd Avenue South, Suite 705S, St. Petersburg, FL 33701, telephone no.: (727) 289-0010.

Vote Obtained - Section 78.320 Nevada Revised Statutes

NRS 78.320 provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

In order to eliminate the costs and management time involved in soliciting and obtaining proxies to approve the Actions and in order to effectuate the Actions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. The consenting shareholders and their respective approximate ownership percentage of the voting stock of the Company, which total in the aggregate 55% of the outstanding voting stock, are as follows: SUTI Holdings LP (55%).

Pursuant to NRS 78.370, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice.

ACTION ONE
AMENDMENT TO EFFECTUATE REVERSE STOCK SPLIT

General

On July 17, 2008, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s voting stock for approval, the prospective amendment to the Fourth Article of the Company’s Articles of Incorporation to effectuate a reverse stock split of the issued and outstanding shares of common stock of the Company at a ratio of 1-for-10 shares (the “Reverse Split Amendment”). Fractional shares will be rounded up to the next whole share. On July 17, 2008, the Majority Stockholders approved the Reverse Split Amendment by written consent, in lieu of a special meeting of the stockholders.

Reasons for the Reverse Split Amendment

The Board of Directors of the Company and the Majority Stockholders believe that it is advisable and in the Company’s best interest to effectuate a reverse stock split of the issued and outstanding shares of Common Stock at a ratio of 1-for-10 shares (the “Reverse Split”) in order to provide the Company flexibility to use its common stock for potential future transactions, as well as to provide adequate authorized but unissued common stock upon the conversion for all of the currently outstanding shares of Series B Convertible Preferred Stock, as well as the exercise of all the currently outstanding options, warrants, and other convertible instruments. Currently, there are 55 shares of Series B Convertible Preferred Stock outstanding, convertible into approximately 4,405,752,195 shares of common stock; and options, warrants, and other convertible instruments outstanding to acquire approximately 6,820,861,398 shares of common stock. Additionally, authorized but unissued shares will be available for issuance from time to time by the Company in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things, future acquisitions of property or securities of other corporations, stock dividends, stock splits, stock options, convertible debt and equity financing. This step is necessary, in the judgment of the Board of Directors, in order to meet existing contractual obligations to the holders of preferred stock and convertible instruments, attract potential new equity capital, explore potential acquisitions and carry out the Company’s business objectives.

In approving the Reverse Split, the Board of Directors and the Majority Stockholders also considered certain factors concerning the Common Stock, including:

•	because of their increased volatility:

•	some investors are reluctant to purchase lower priced securities;
•	brokerage firms are generally reluctant to recommend lower priced securities to their clients; and
•	most investment funds are reluctant to invest in lower priced securities; moreover, many funds are not permitted by their investment guidelines to invest in lower priced securities;

•	investors may also be dissuaded from purchasing lower priced securities because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks; and
•	lower priced securities attract less research analyst coverage than higher priced securities.

The Company believes that the Reverse Split may improve the level and stability of the common stock trading price, and that a higher share price could help generate additional interest in the Company.

Potential Risks of the Reverse Split

The effect of the Reverse Split on the market price for the Company’s Common Stock cannot be predicted, and the performance history of similar stock splits for companies in like circumstances is varied. There can be no assurance that the Company’s Common Stock will continue to trade at least in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or that the market price of the post-split common stock can be maintained. The market price of the Company’s Common Stock will also be based on its financial performance, market conditions, the market perception of its future prospects and the Company’s industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding.

Effects of the Reverse Split

General. A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of the Company’s common stock into a proportionately fewer number of shares of Common Stock. For example, upon implementation of a reverse split at a ratio of 1-for-10 shares, a stockholder holding 1,000 shares of the Company’s common stock before the reverse split would hold 100 shares of the Company’s Common Stock after the reverse split. Each stockholder’s proportionate ownership of the issued and outstanding shares of the Company’s Common Stock would remain the same, except for minor changes that may result from rounding fractional shares up to the next whole share. Outstanding shares of new common stock resulting from the Reverse Split will remain fully paid and non-assessable.

Fractional Shares. The Company will not issue fractional shares in connection with the Reverse Split. Instead, any fractional share that results from the Reverse Split will be rounded up to the next whole share. The Company is doing this to avoid the expense and inconvenience of issuing and transferring fractional shares of the Company’s Common Stock as a result of the stock split. The shares issued upon such rounding do not represent separately bargained for consideration.

Accounting Matters. The Reverse Split will not affect the par value of the Company’s Common Stock. As a result, on the effective date of the Reverse Split, if the reverse split ratio were 1-for-10, the stated capital on the Company’s balance sheet attributable to Common Stock would be reduced from its present amount by a fraction that equals one divided by ten, and the additional paid-in capital account would be credited with the amount by which the stated capital was reduced. The per share net income or loss and net book value per share would be increased because there would be fewer shares.

Effect on Authorized and Outstanding Shares. Based on the shareholders as of July 21, 2008, there will be approximately 137,667,859 shares of Common Stock issued and outstanding and held by approximately 295 shareholders of record following the Reverse Split. As a result of the Reverse Split, the number of shares of common stock issued and outstanding would be reduced to the approximate number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Split divided by 10.

The number of shares of Common Stock underlying any stock options would be divided by 10 for each award (with any fractional amount disregarded) and the exercise price per share would be increased by multiplying by 10.

There will be no change to the number of authorized shares of our Common Stock or preferred stock as a result of the Reverse Split.

The following table summarizes the principle effects of the Reverse Split on the Company’s (1) authorized Common Stock, (2) issued and outstanding Common Stock, and (3) authorized but unissued Common Stock:

	Pre-Reverse	Post-Reverse*
Common Shares

Authorized	1,500,000,000	1,500,000,000
Issued and Outstanding	1,376,678,589	137,667,859
Authorized but Unissued	123,321,411	1,362,332,141

*Based on a Reverse Split of 10 pre-reverse shares for 1 post-reverse share. Issued and Outstanding and Authorized but Unissued totals for Post-Reverse are approximations due to rounding up of fractional shares that will occur

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Split will remain the same. It is not anticipated that the Company’s financial condition, the percentage ownership of management, the number of stockholders, or any aspect of the Company’s business would materially change, solely as a result of the Reverse Split. The Reverse Split will be effectuated simultaneously for all of the Company’s Common Stock. The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except for minor changes that may result from rounding fractional shares up to the next whole share.

Increase of Shares of Common Stock Available for Future Issuance. As a result of the Reverse Split, there will be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares that would be unissued and available for future issuance after the Reverse Split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors, including, among other purposes, future financing transactions and acquisitions.

Effectiveness of the Reverse Split. The Reverse Split will become effective upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada (the form of which is attached hereto as Exhibit A). The effective date of the Reverse Split is expected to occur approximately 20 days after we begin to mail this Information Statement to our shareholders.

Tax Consequences of the Reverse Split. The following discussion summarizing material federal income tax consequences of the Reverse Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to stockholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the Common Stock following the effective date of the Reverse Split, solely in exchange for the Common Stock held prior to the Reverse Split, will not generally result in recognition of gain or loss to the stockholders. The aggregate tax basis of the post-split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefore, and the holding period of the post-split shares received in the Reverse Split will include the holding period of the pre-split shares surrendered therein.

No gain or loss will be recognized by the Company as a result of the Reverse Split. The Company’s views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY ASSUMES THAT THE SHARES OF COMMON STOCK ARE HELD AS “CAPITAL ASSETS” AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY’S STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE SPLIT MAY VARY AS TO EACH STOCKHOLDER DEPENDING ON THE STATE IN WHICH SUCH STOCKHOLDER RESIDES.

AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE, LOCAL, AND, IF APPLICABLE, FOREIGN TAX RETURNS.

Share Certificates

Following the Reverse Split, the share certificates you now hold will continue to be valid and will evidence your ownership in post-split shares of Common Stock. Going forward, following the effective date of the Reverse Split, new shares of common stock issued will reflect the Reverse Split, but this in no way will affect the validity of your current share certificates. However, after the effective date of the Reverse Split, those stockholders who wish to obtain new certificates should contact the exchange agent at:

Island Stock Transfer
100 2nd Avenue South, Suite 705S
St. Petersburg, FL 33701
Phone: (727) 289-0010.

Many stockholders hold some or all of their shares electronically in book-entry form either through a representative broker-dealer or through the direct registration system for securities. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record by either your broker (if you hold your shares through a broker) or the exchange agent indicating the number of shares you hold.

ACTION TWO
ADOPTION OF FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION

On July 17, 2008, the Board of Directors approved, declared it advisable and in the Company’s best interests and directed that there be submitted to the holders of a majority of the Company’s voting stock for action by written consent the First Amended and Restated Articles of Incorporation of World Am, Inc. On July 17, 2008, the First Amended and Restated Articles of Incorporation was approved by written consent of a majority of the Company’s voting stock. Following the initial filing of the Company’s original Articles of Incorporation, the Company has filed numerous amendments to its Articles of Incorporation, and the amendment discussed herein will be an additional amendment.

In order to simplify the Company’s Articles of Incorporation and the various subsequent amendments, the Board of Directors believes it in the Company’s best interest to consolidate the original Articles of Incorporation and the subsequent amendments into a single First Amended and Restated Articles of Incorporation. The adoption and filing of the First Amended and Restated Articles of Incorporation will not have any impact on our shareholders, other than to simplify and consolidate all the current articles of our Articles of Incorporation into one document.
Information Required by Item 13(a) of Schedule 14A

This information is incorporated by reference from the Company’s (i) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Commission on May 15, 2008, and (ii) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on April 15, 2008.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information with respect to our equity securities owned of record or beneficially by (i) each of our Officer and Director; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class(2)
Common Stock	SUTI Holdings, LP (5) 4340 Von Karman Avenue, Suite 200, Newport Beach, California 92660	4,405,752,195 (3)	55%

Common Stock	La Jolla Cove Investors, Inc., 7817 Herschel Avenue, Suite 200, La Jolla, California 92037	136,291,181(4)	9.99%

Common Stock	Robert A. Hovee 4340 Von Karman Avenue, Suite 200, Newport Beach, California 92660	15,309,004	1.11%

Common Stock	David J. Barnes 4340 Von Karman Avenue, Suite 200, Newport Beach, California 92660	0	0.00%

Common Stock	James R. Largent 4340 Von Karman Avenue, Suite 200, Newport Beach, California 92660	0	0.00%

Common Stock	C. Robert Kline 4340 Von Karman Avenue, Suite 200, Newport Beach, California 92660	0	0.00%

Common Stock	Shares of all directors and executive officers as a group (4 persons)	15,309,004	1.11%

(1)  Except as noted, none of these security holders has the right to acquire any amount of the shares within sixty days from options, warrants, rights, conversion privilege, or similar obligations. Each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them.

(2)    Applicable percentage ownership of common stock is based on 1,376,678,589 shares issued and outstanding as of July 21, 2008. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or convertible or exchangeable into such shares of common stock held by that person that are currently exercisable, or exercisable within 60 days, are included.

(3)  Each share of the 55 shares of Class B preferred stock owned by SUTI Holdings LP is convertible by its terms into 1% of the outstanding common shares of the Company, including the common stock equivalents of all unexercised warrants, options and convertible securities, or a minimum of 7,272,728 shares of common stock. Since there are 1,376,678,589 shares issued and outstanding stock on July 21, 2008 (12,603,292,182) fully diluted), the 55 preferred shares would convert into 55% of the fully diluted share total, which equals 4,405,752,195 shares of common stock. Based on the Company’s current number of authorized and outstanding shares, the Company would not have sufficient shares to issue SUTI its common stock if it elected to convert its preferred stock. After the reverse stock split that is the subject of this Information Statement the Company will have sufficient shares if SUTI were to elect to convert its preferred stock.

(4)  This amount is based on the current convertibility of both the Debenture and the warrants issued to La Jolla Cove Investors, Inc. by the Company in connection with the Securities Purchase Agreement between the parties and the limit on beneficial ownership as set forth in that agreement of 9.99% of the outstanding shares of common stock. The amount was calculated based upon 9.99% of the amount of outstanding shares that would result from the conversion by La Jolla Cove, plus the current outstanding shares of the Company, on March 4, 2008. Based on the Company’s current number of authorized and outstanding shares, the Company would not have sufficient shares to issue La Jolla Cove its common stock if it elected to convert its convertible debenture. After the reverse stock split that is the subject of this Information Statement the Company will have sufficient shares if La Jolla Cove were to elect to convert its convertible debenture in accordance with its terms.

(5)  SUTI Holdings LP and Select University Technologies, Inc. do not have the same individuals controlling their investment decisions and, therefore, disclaim beneficial ownership of the other company’s World Am shares.

By order of the Board of Directors

/s/ Robert A. Hovee
Robert A. Hovee, Chief Executive Officer

August 18, 2008
Newport Beach, California

Exhibit A

WORLD AM, INC.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

WORLD AM, INC., (the “Corporation”), was originally incorporated under the name World Am Communications, Inc, and the original Articles of Incorporation of the corporation was filed with the Secretary of State of the State of Nevada on July 5, 2002.

This Amended and Restated Certificate of Incorporation amends and restates the provisions of the original Certificate of Incorporation of the Corporation and any subsequent amendments made thereto. This Amended and Restated Certificate of Incorporation has been adopted by the Board of Directors of this Corporation, and has also been duly adopted by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote thereon. It was voted that the Corporation would amend and restate its Certificate of Incorporation in accordance with Nevada Revised Statutes 78.403, as follows:

ARTICLE I

This corporation is incorporated pursuant to the laws of the State of Nevada.

ARTICLE II

The name of this corporation is:  World Am, Inc.

ARTICLE III

The duration of this Corporation shall be perpetual.

ARTICLE IV

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Nevada corporation codes.

ARTICLE V

The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is one billion five hundred million (1,500,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is eighty million (80,000,000) shares, par value $0.0001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A. No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

B. The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

C. In addition, the Corporation elects not to be governed by the terms and provisions of Sections 78.2055 and NRS 78.207 of the Nevada Revised Statutes requiring shareholder approval of forward and reverse splits in cases where there is no corresponding increase or decrease in and to the number of Authorized shares of the class or series subject to the forward or reverse split and, therefore, shareholder approval will not be required for the Board of Directors of this Corporation to authorize forward and reverse splits of this Corporation’s securities without corresponding increases or decreases in and to the number of Authorized shares of the class or series subject to the forward or reverse split.

D. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person, or any transaction with an interested stockholder, or any Board action with respect to Sections 78.2055 and 78.207 NRS, occurring prior to such amendment or repeal.

Effective September 12, 2008, the issued and outstanding shares of Common Stock of World Am, Inc. shall be subject to a 1-for-10 reverse stock split. Fractional shares will be rounded up to the next whole share.

ARTICLE VI

The stock of this Corporation shall not be subject to any assessment to pay the debts of the Corporation.

ARTICLE VII

A. Number of Directors. The initial Board of Directors of the Corporation shall consist of at least one, but not more than five, member(s) who need not be shareholders, officers or employees of the Corporation, or residents of the State of Nevada.

B. Names of Initial Board. Omitted.

C. Voting for Directors. Directors shall be elected by a vote of such majority of a quorum of shareholders present at any meeting held for such purpose. Cumulative voting shall not be allowed.

ARTICLE VIII

In addition to the other powers now or hereafter conferred upon the Board of Directors by the Certificate of Incorporation, by the Bylaws of the Corporation, or the laws of the State of Nevada, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind, and the Board of Directors may cause the Corporation to purchase, take, receive, or otherwise acquire its own shares out of the capital surplus of the Corporation; subject, however, to the limitations contained in the Nevada corporation codes.

ARTICLE IX

The right to make distributions to stockholders of assets or cash belonging to the Corporation in partial liquidation of the assets of the Corporation is hereby granted to the Board of Directors of the Corporation.

ARTICLE X

The right to sell or acquire stock or assets of this Corporation without stockholders’ approval is hereby granted to the Board of Directors of the Corporation.

ARTICLE XI

In addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Certificate of Incorporation, the Bylaws of the Corporation, or the laws of the State of Nevada, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees, agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by Nevada corporation codes. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation’s authority and powers of indemnification.

ARTICLE XII

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision to, its Articles of Incorporation, from time to time, and in any manner now or hereafter prescribed or permitted by Nevada corporation codes, and all rights and powers conferred upon directors and shareholders hereby are granted, subject to this reservation.

ARTICLE XIII

The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to amend, alter, change, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors of the Corporation.

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CONSENT

The number of shares of the corporation outstanding and entitled to vote on this Amended and Restated Certificate of Incorporation is 1,376,678,589  shares of common stock and 55 shares of preferred stock; that the said Amended and Restated Certificate of Incorporation has been consented to and approved by a majority of all the Stockholders of stock outstanding and entitled to vote thereon.

The effective date of this Certificate shall be September 12, 2008.

/s/ Robert A. Hovee
Robert A. Hovee, President
Dated: July 17, 2008